UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 9, 2009

Date of Report (Date of earliest event reported)

Harrah’s Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 9, 2009, Harrah’s Entertainment, Inc. (“Harrah’s Entertainment”) issued a press release announcing, among other things, the expiration of and the final results for the previously announced private exchange offers (the “Exchange Offers”) and cash tender offers (the “Retail Cash Tender Offers”) by Harrah’s Operating Company, Inc. (“Harrah’s Operating”), and the previously announced cash tender offers (the “HBC Tender Offers”) by Harrah’s BC, Inc. (“HBC”), in each case for certain outstanding debt securities of Harrah’s Operating (the “Old Notes”).

The Exchange Offers, Retail Cash Tender Offers and HBC Tender Offers expired at midnight, New York City time, on April 8, 2009 and (i) approximately $5.0 billion aggregate principal amount of Old Notes have been validly tendered and not withdrawn for exchange for new 10.0% Second-Priority Senior Secured Notes due 2018 (the “New Second Lien Notes”), (ii) approximately $523 million aggregate principal amount of Old Notes with an Acceptance Priority Level of 2 have been validly tendered and not withdrawn in connection with the HBC Tender Offers and (iii) approximately $24 million aggregate principal amount of Old Notes have been validly tendered and not withdrawn in connection with the Retail Cash Tender Offers. Based on the principal amount of Old Notes validly tendered, approximately $3.4 billion aggregate principal amount of New Second Lien Notes will be issued in exchange for Old Notes validly tendered in the Exchange Offers, approximately $97 million in cash will be paid to holders who validly tendered Old Notes in the HBC Tender Offers and approximately $4.8 million in cash will be paid to holders who validly tendered Old Notes in the Retail Cash Tender Offers.

As previously announced, on March 26, 2009, Harrah’s Operating entered into an Amendment and Waiver (the “Amendment”) to the Senior Unsecured Interim Loan Agreement dated as of January 28, 2008 (the “Interim Loan Agreement”), among Harrah’s Operating, the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as administrative agent and the other parties named therein.

As a result of the receipt of the requisite consent of Lenders having loans made under the Interim Loan Agreement (“Bridge Loans”) representing more than 50% of the sum of all Bridge Loans outstanding, waivers or amendments in the Amendment of certain provisions of the Interim Loan Agreement to permit Harrah’s Operating, from time to time, to buy back Bridge Loans at prices below par from specific Lenders in the form of voluntary prepayments of the Bridge Loans by Harrah’s Operating on a non-pro rata basis are now operative. Harrah’s Operating will issue approximately $297 million New Second Lien Notes for approximately $442 million principal amount of Bridge Loans surrendered in the Interim Loans Exchange Offer (as defined in the confidential offering memorandum and consent solicitation statement dated March 5, 2009, as supplemented).

In each case, it is anticipated that the settlement date for the offers will be April 15, 2009.

The press release attached to this Form 8-K has been revised to correct a typographical error contained in the original press release. The Remaining Principal Amount in the table for the 5.75% Senior Notes Due 2017 is $538,953,000 and not $583,953,000, as previously stated.

For additional information concerning the foregoing, a copy of the corrected press release dated April 9, 2009 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

99.1	Text of corrected press release, dated April 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRAH’S ENTERTAINMENT, INC.

Date: April 9, 2009	By:	/s/ MICHAEL D. COHEN
Michael D. Cohen
Vice President, Associate General Counsel
and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Document Description
99.1	Text of corrected press release, dated April 9, 2009.